FOR IMMEDIATE RELEASE	Media Contact:
Doug Williams
(770) 243-8441
Media.Relations@signaturereit.com

Wells Core Office Income REIT Becomes Self-Managed and Changes Name to Signature Office REIT, Inc.

NORCROSS, Ga. (January 3, 2014) – Wells Core Office Income REIT, Inc. today announced that it has transitioned to a self-managed company as of January 1. As part of the transition, the company changed its name to Signature Office REIT, Inc. (Signature REIT).

In the move to self-management, Signature REIT did not pay an internalization fee to Wells Real Estate Funds, nor any subsidiary, for the employees, assets, proprietary systems and processes necessary for self-management. Signature REIT entered into a short-term contract with Wells Real Estate Funds for the provision of certain transition services through June 30, 2014, that are intended to ensure a successful move to self-management.

As part of the transition to self-management, Leo F. Wells III resigned his position as president, chairman of the board, and director of Signature REIT. Frank M. Bishop, an independent director of the board, has been named chairman of the board. Douglas Williams, executive vice president, secretary, and treasurer, has been named as acting president and chief operating officer. In addition, Glen F. Smith, previously chief accounting officer for Wells Real Estate Funds, continues his role as senior vice president and chief financial officer for Signature REIT. Signature REIT currently is conducting a search for an individual to permanently fill the role of president.
“I have every confidence that the Signature REIT leadership team will provide the expert management needed to lead the company into the next phase of its lifecycle,” said Leo Wells.
Pursuant to its charter, Signature REIT is required to list its shares on a national stock exchange or seek stockholder approval to either extend the listing deadline or begin to liquidate its assets by July 2020. “We believe that the move to self-management secures an experienced, dedicated team that is well-positioned to serve the needs of the company and its stockholders, both now and in the future,” said Doug Williams.
Signature REIT is a nontraded, public investment program focused primarily on the acquisition and management of core office real estate. Currently, the Signature REIT portfolio includes 13 office properties in 8 states, covering more than 2.6 million square feet.  For additional information on Signature REIT, visit www.SignatureREIT.com.
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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